NSAR
Screen 38, 77(G.)
Series 5
Defaulted senior securities for the period ended December 31, 2002



1. Murrin Murrin Holdings, 9.3750%, due 8/31/2007

o    Reason for Default: Bankruptcy

o    Date of Default: 3/1/2002

o    Principal Amount: 125,000

o    Amount of Default: $9,798.18

Amount of Default per 1,000 face amount [(Amount of default)/(principal  amount)
* (1,000)]: $78.39